Exhibit 10.12
SCIQUEST, INC.

SUBSCRIPTION AGREEMENT
SciQuest, Inc.
6501 Weston Parkway, Suite 200
Cary, NC 27513
Ladies and Gentlemen:
     1. Subscription for Shares. Daniel Gillis (the “Subscriber”) hereby tenders this Subscription Agreement (this “Agreement”) and irrevocably subscribes for and agrees to purchase 35,000 shares of Common Stock, $0.001 par value per share (the “Shares”), of SciQuest, Inc., a Delaware corporation (the “Company”), and commits to pay therefor an aggregate purchase price of $39,550 for the Shares (the “Purchase Price”) by (i) check or (ii) bank wire transfer of immediately available funds to an account designated in writing by the Company. In the event that the Subscriber does not pay the Purchase Price in full prior to March 31, 2010, the Company may terminate this Agreement at anytime. The Shares are being issued pursuant to the Company’s 2004 Stock Incentive Plan (the “Plan”), and shall be subject to the terms and conditions contained in this Agreement and the Plan, including without limitation the right of repurchase as set forth in this Agreement.
     2. Repurchase Option.
          (a) Termination Other than for Cause by the Company. In the event that the Subscriber’s Continuous Service terminates for any reason, the Company shall, upon the date of such termination, have the irrevocable, exclusive option to repurchase (the “Repurchase Option”) any Shares which have not yet been released from the Repurchase Option (the “Unvested Shares”) at a price per share equal to the Purchase Price (the “Repurchase Price”) plus simple interest from the date that the Shares are issued to the Subscriber at a rate equal to 6% per annum, computed on the basis of the actual number of days elapsed and a 365-day year (the “Interest”). Furthermore, in the event that such termination of Continuous Service is the result of the Subscriber’s resignation, the Repurchase Option of the Company shall include the irrevocable, exclusive option to repurchase any Vested Shares at fair market value as determined by the Board of Directors of the Company (the “Board”) in its reasonable discretion, plus Interest. For purposes of clarity, the term “Shares” shall include both Unvested Shares and Vested Shares.
          (b) Definitions. As used in this Agreement, “Continuous Service” means a period of continuous performance of services by Subscriber for the Company or a Subsidiary, as determined by the Board in its sole and absolute discretion.
          (c) Except as limited by applicable law, the Company may exercise its Repurchase Option as to any or all of the Shares at any time following the Subscriber’s termination; provided, however, that without requirement of further action on the part of either party hereto, the Repurchase Option shall be deemed to have been automatically exercised as to all of the Shares on the date that is 90 days following the date of the Subscriber’s termination, unless the Company declines to exercise its Repurchase Option prior to such time. Notwithstanding the foregoing, the Repurchase Option shall not be deemed to have been automatically exercised, and shall instead be deemed to be terminated as of such time and date, in any case where such automatic exercise would result in a violation of applicable law by reason of the Company having insufficient funds or assets to meet its obligations or otherwise, including, without limitation, a violation of any provision of Section 160 of the General Corporation Law of the State of Delaware.
          (d) If the Company decides not to exercise its Repurchase Option, it shall notify the Subscriber within 90 days of the Subscriber’s termination. If the Company decides to exercise its Repurchase Option, the Company shall deliver payment to the Subscriber within 120 days from the Subscriber’s termination, with a copy to the Escrow Agent (as defined below). The Company may pay the Repurchase Price by any of the following methods: (i) delivering to the Subscriber a check or bank wire transfer in the amount of the aggregate Repurchase Price plus Interest, if applicable, (ii) canceling an amount of the Subscriber’s indebtedness to the Company, if any, equal to the aggregate Repurchase Price plus Interest, if applicable, or (iii) any combination of (i) and (ii) such that the combined payment and cancellation of indebtedness equals the Repurchase Price plus Interest, if applicable. Upon payment of the Repurchase Price in any of the ways described above, the Company shall become the legal and beneficial owner of the Shares being repurchased and all related rights and interests therein, and the Company shall have the right to retain and transfer to its own name the number of Shares being repurchased by the Company.
          (e) In the event that the Repurchase Option is exercised by the Company, whether by payment or automatically in the manner provided for above, then upon and following such exercise, the only remaining right of the Subscriber under this Agreement shall be the right to receive the Repurchase Price, and the Subscriber shall have no right whatsoever to receive, vote or claim any ownership or interest in the Shares. In the event that the Subscriber’s continuous status as an employee of the Company terminates, and the Company neither notifies the Subscriber within 90 days thereafter of the Company’s decision not to exercise its Repurchase Option, nor delivers payment of the Repurchase Price to the Subscriber within 120 days thereafter, then the sole and exclusive remedy of the Subscriber thereafter shall be to receive the Repurchase Price from the Company in the manner set forth above, and in no case shall the Subscriber have any claim of ownership or interest as to any of the Shares. In the event that the Repurchase Option is terminated, whether by notice from the Company to the Subscriber within 90 days following the termination of the Subscriber’s employment or by reason of the automatic termination to avoid a violation of applicable law described above, then upon and following such termination, the only remaining right of the Subscriber under this Agreement shall be the right to receive the Shares, and the Subscriber shall have no right whatsoever to receive the Repurchase Price.
     3. Release of Shares From Repurchase Option; Vesting. l/48th of the total number of Shares shall be released from the Repurchase Option on the last day of each calendar month, beginning with the date hereof, for each full calendar month elapsing after the date hereof, during which the Subscriber was an employee of the Company. The monthly release of the Shares from the Repurchase Option shall continue until all of the Shares have been released at the end of the 48th month.

     4. Escrow.
          (a) As security for the faithful performance of this Agreement, the Subscriber agrees, immediately upon receipt of the certificate(s) evidencing the Shares, to deliver such certificate(s), together with a stock power in the form of Exhibit A attached to this Agreement, executed by the Subscriber and by the Subscriber’s spouse, if any (with the date and number of Shares left blank), to the Secretary of the Company or its designee (the “Escrow Agent”). These documents shall be held by the Escrow Agent pursuant to the Joint Escrow Instructions of the Company and the Subscriber set forth in Exhibit B attached to this Agreement, which instructions are incorporated into this Agreement by this reference, and which instructions shall also be delivered to the Escrow Agent.
          (b) Subject to the terms hereof, the Subscriber shall have all the rights of a stockholder with respect to such Shares while they are held in escrow, including without limitation, the right to vote the Shares. If, from time to time during the term of the Repurchase Option, there is (i) any stock dividend, stock split or other change in the Shares, (ii) any dividend of cash or other property on the Shares, or (iii) any merger or sale of all or substantially all of the assets or other acquisition of the Company, any and all new, substituted or additional securities or cash or other consideration to which the Subscriber is entitled by reason of the Subscriber’s ownership of the Shares shall immediately become subject to this escrow, deposited with the Escrow Agent and included thereafter as the “Shares” for purposes of this Agreement and the Repurchase Option.
     5. Tax Consequences. The Subscriber has reviewed or shall review with the Subscriber’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. The Subscriber is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Subscriber understands that the Subscriber (and not the Company or any of its affiliates or agents) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement.
     6. Representations and Warranties. The following representations, warranties and undertakings are hereby made and/or agreed to by the Subscriber.
          (a) The Subscriber has such knowledge and experience in financial and business matters that the Subscriber is capable of protecting the Subscriber’s own interests in connection with the purchase of the Shares and evaluating the merits and risks of the Subscriber’s investment in the Company.
          (b) The Subscriber and the Subscriber’s advisors have such knowledge and experience in financial, tax and business matters so as to enable the Subscriber to utilize the information made available to the Subscriber in connection with the investment contemplated hereby to evaluate the merits and risks of an investment in the Company and to make an informed investment decision with respect thereto. The Subscriber is familiar with the type of investment that the Shares constitute and recognizes that an investment in the Company involves substantial risks, including risk of loss of the entire amount of such investment.

          (c) The Subscriber is aware that there are limitations and restrictions on the circumstances under which the Subscriber may offer to sell, transfer or otherwise dispose of the Shares. Such limitations and restrictions include those set forth in this Agreement, the Stockholders Agreement, dated as of July 28, 2004, by and among SciQuest Holdings, Inc., SciQuest, Inc., Trinity Ventures VII, L.P., Trinity VII Side-By-Side Fund, L.P., Trinity Ventures VIII, L.P., Trinity VIII Side-By-Side Fund, L.P. and Trinity VIII Entrepreneurs’ Fund, L.P. (collectively, “Trinity”) and the other parties thereto, as amended from time to time in accordance with its terms, and those imposed by operation of applicable securities laws and regulations. The Subscriber acknowledges that as a result of such limitations and restrictions, it might not be possible to liquidate this investment readily and that it may be necessary to hold the investment for an indefinite period.
          (d) In evaluating the suitability of an investment in the Company, the Subscriber has not relied upon any oral or written representations or other information from the Company, Trinity or any agent, representative or advisor of the Company or Trinity except as set forth herein. The Subscriber and the Subscriber’s advisors have had a reasonable opportunity to ask questions of and receive answers from a person or persons acting on behalf of the Company concerning such investment.
          (e) No person, including, without limitation, the Company, Trinity or any of their managers, officers, employees, agents, representatives or advisors has warranted to the Subscriber, either expressly or by implication, the percentage of profits and/or amount of or type of consideration, profit or loss (including tax write-offs and/or tax benefits) to be realized, if any, as a result of the Subscriber’s investment in the Company.
          (f) The Subscriber is effecting the purchase of the Shares contemplated hereby for the Subscriber’s own account, for investment and not with a view to resale or distribution except in compliance with the Securities Act. The Subscriber agrees not to sell or otherwise transfer the Shares without registration under the Securities Act or applicable state securities laws or an exemption therefrom. The Subscriber acknowledges that the Shares have not been and will not be registered under the Securities Act or the securities laws of any state.
          (g) The Subscriber has been provided to the Subscriber’s satisfaction with the opportunity to ask questions concerning the terms and conditions of the offering of the Shares, has had all such questions answered to the Subscriber’s satisfaction, and has had access to, and been supplied with, all additional information deemed necessary by the Subscriber to verify the accuracy of such information.
          (h) The Subscriber’s principal residence for tax purposes is Maryland.
          (i) The Subscriber can bear the economic risk of the purchase of the Shares and of the loss of the entire amount of the investment.
          (j) The Subscriber agrees not to transfer or assign this Agreement or any interest herein without the prior written consent of the Company.
          (k) The Subscriber is legally competent to enter into this Agreement and to undertake the transactions contemplated in this Agreement.

          (1) This Agreement has been duly and validly executed and delivered by the Subscriber and constitutes the legal, valid and binding obligation of the Subscriber, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar laws and principles of equity affecting creditors’ rights and remedies generally.
          (m) The Subscriber hereby agrees to indemnify the Company and hold it harmless against all liabilities, claims, costs or expenses arising out of or resulting from any misrepresentation or breach of any covenant made by the Subscriber in this Agreement.
     7. Additional Information. The Subscriber agrees that the Subscriber will provide such additional information as the Company may reasonably request in evaluating the Subscriber’s suitability to make this investment.
     8. Accredited Investor Determination. Please check and complete the following:
          The Subscriber certifies that the Subscriber is (check all that apply):
☑ (a)	a natural person whose individual net worth, or joint net worth with that person’s spouse, exceeds $1,000,000;

☑ (b)	a natural person who had an individual net income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

☑ (c)	a director or executive officer of the Company;

☐ (d)	none of the above.
     9. General Provisions.
          (a) The Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal, substantive laws of the State of Delaware, without regard to the conflicts of laws principles thereto.
          (b) Compliance with the provisions of this Agreement may be waived only by a written instrument specifically referring to this Agreement and signed by the party waiving compliance. No course of dealing, nor any failure or delay in exercising any right, shall be construed as a waiver, and no single or partial exercise of a right shall preclude any other or further exercise of that or any other right.
          (c) This Agreement is the exclusive statement of the agreement among the parties concerning the subject matter hereof. All negotiations, disclosures, discussions and investigations relating to the subject matter of this Agreement are merged into this Agreement, and there are no representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the subject matter of this Agreement, other than those included or referenced herein.
          (d) Any notice, demand, offer, request or other communication required or permitted to be given by either the Company or the Subscriber pursuant to the terms of this Agreement shall be in writing and shall be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one Business Day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one Business Day after being deposited with an overnight courier service or (v) four days after being deposited in the U.S. mail, first class with postage prepaid, and addressed to the parties at the addresses provided to the Company or such other address as a party may request by notifying the other in writing. The term “Business Day” means a day other than a Saturday, Sunday or day on which banking institutions in Raleigh, North Carolina are authorized or required to remain closed.
          (e) The parties will resolve any controversy or claim arising out of or relating to this Agreement by arbitration in accordance with the provisions that follow. If any party shall commence an arbitration proceeding, all defenses to the controversy or claim which is the subject of such arbitration proceeding and all counterclaims shall be raised and resolved in such arbitration proceeding. Any party may initiate, by written notice delivered to the other party(s), binding arbitration in accordance with the now current AAA Commercial Arbitration Rules (the “Arbitration Rules”). Any conflicts between the Arbitration Rules and this paragraph shall be resolved in favor of this paragraph. Within ten Business Days after the initiation of arbitration, the parties shall seek to identify one mutually acceptable impartial arbitrator selected by AAA to serve as sole arbitrator. The seat of arbitration shall be in Raleigh, North Carolina. In any dispute covered by this Agreement, either party may, notwithstanding the foregoing, request at any time pending a final decision under this Agreement, a temporary restraining order, preliminary injunction or other interim relief from any court of competent jurisdiction without thereby waiving its other rights under this Agreement. BY EXECUTING THIS AGREEMENT THE SUBSCRIBER IS AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THIS AGREEMENT DECIDED BY ARBITRATION AND GIVING UP ANY RIGHTS SUBSCRIBER MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY EXECUTING THIS AGREEMENT SUBSCRIBER IS GIVING UP SUBSCRIBER’S JUDICIAL RIGHTS TO DISCOVERY AND APPEAL. SUBSCRIBER’S AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.
          (f) This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile copies of signed signature pages shall be binding originals.
[Signatures on the Following Page]

     The Subscriber has executed or caused this Agreement to be duly executed this 21st day of January, 2010.
Subscriber:
Daniel Gillis
Signature: /s/ Daniel Gillis
Accepted this 21st day of January, 2010.
SciQuest, Inc.
By: /s/ Stephen J. Wiehe
      Stephen J. Wiehe
      Chief Executive Officer and President